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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. 2)*

                                 CAPITAL TRUST
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   140920109
                             --------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 pages
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------------------------                               ------------------------
CUSIP No. 140920109                 13G                Page 2 of 9 Pages
------------------------                               ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, L.P. 36-3820584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.00%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                               ------------------------
CUSIP No. 140920109                 13G                Page 3 of 9 Pages
------------------------                               ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.00%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                               ------------------------
CUSIP No. 140920109                 13G                Page 4 of 9 Pages
------------------------                               ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Acorn Investment Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.00%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV

------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    Capital Trust

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    605 Third Avenue, 26th Floor
                    New York, NY  10016

Item 2(a)      Name of Person Filing:

                    Wanger Asset Management, L.P. ("WAM")
                    Wanger Asset Management Ltd., the general partner of WAM ("WAM LTD.")
                    Acorn Investment Trust ("Acorn")


Item 2(b)      Address of Principal Business Office:

                    WAM, WAM LTD. and Acorn are all located at:
                    227 West Monroe Street, Suite 3000
                    Chicago, Illinois 60606

Item 2(c)      Citizenship:

                    WAM is a Delaware limited partnership.
                    WAM LTD. is a Delaware corporation.
                    Acorn is a Massachusetts business trust.


Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    140920109

Item 3         Type of Person:

                    (d) Acorn is an Investment Company registered under section 8 of the Investment Company Act of 1940.

                    (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser.


                              Pages 5 of 9 pages
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Item 4         Ownership (at May 31, 1999):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         no shares

                    (b)  Percent of class:

                         0.00%

                    (c)  Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote: none
                           (ii)  shared power to vote or to direct the vote:
                                 none
                           (iii) sole power to dispose or to direct the
                                 disposition of: none
                           (iv)  shared power to dispose or to direct
                                 disposition of: none

Item 5         Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of equity securities, check the following (x).


                    Note: The original statement of beneficial ownership on
                    Schedule 13G dated February 8, 1999 and Amendment No. 1 thereto dated February 26, 1999 were inadvertently filed by the reporting persons as relating to the Issuer's securities. The reporting persons did not then and do not as of the date hereof own beneficially 5% or more of the Issuer's securities. Rather, the reporting persons were and are beneficial owners of the securities of Capital Trust, Inc., an entity related to the Issuer. The reporting persons are making this exit filing to reflect the fact that they do not own 5% or more of the Issuer's securities and are filing a separate statement on Schedule 13G to report their beneficial ownership, as of the date hereof, of shares of Capital Trust, Inc.

                               Page 6 of 9 pages
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Item 6    Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to receive all dividends from, and all proceeds from the sale of, shares reported herein to the extent more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable

Item 8    Identification and Classification of Members of the Group:

                    Not Applicable

Item 9    Notice of Dissolution of Group:

                    Not Applicable


                               Page 7 of 9 pages
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Item 10   Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               Page 8 of 9 pages
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                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 8, 1999

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 WANGER ASSET MANAGEMENT, LTD.
                                   for itself and as general partner of
                                   WANGER ASSET MANAGEMENT, L.P.

                                 By:  /s/ Bruce H. Lauer
                                    --------------------
                                      Bruce H. Lauer
                                      Vice President


               The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 ACORN INVESTMENT TRUST

                                 By:  /s/ Bruce H. Lauer
                                    --------------------
                                      Bruce H. Lauer
                                      Vice President and Treasurer


                               Page 9 of 9 pages